UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  September 21, 2012

VERSANT CORPORATION
(Exact name of Registrant as Specified in its Charter)

California	000-28540	94-3079392
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

255 Shoreline Drive, Suite 450

Redwood City, California 94065
(Address of Principal Executive Offices, including Zip Code)

(650) 232-2400
(Registrant’s Telephone Number, including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01: Entry into a Material Definitive Agreement.

On September 21, 2012, Versant Corporation (the “Company”) and CA-Shorebreeze Limited Partnership entered into the Third Amendment (the “Amendment”) of an Office Building Lease executed among the parties on March 23, 2007 and previously amended on September 9, 2009 and November 3, 2011. The Amendment extends the term of the Company's lease of approximately 6,758 square feet in an office facility located in Redwood City, California, by one year to May 31, 2014, making the expiration date of the lease coterminous with the expiration date of the Company's other lease of approximately 2,492 adjoining square feet in the same building, such that the leases for the combined space will each expire on May 31, 2014. The Amendment resets the base rent for the combined space to approximately $33,000 per month as of June 1, 2013. Rent is payable monthly, on or before the first day of the calendar month. The total rent payable over the remaining extended lease term of twenty months will be approximately $600,000.  Under certain defaults by the Company, lease obligations may accelerate. The Company has an option to extend the term of the lease for one additional one-year period at a rent equal to the then fair market lease rate.

Item 2.03: Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant
The above disclosure provided in Item 1.01 of this report on Form 8-K “Entry into a Material Definitive Agreement” regarding the Office Building Lease entered into on September 21, 2012 is incorporated by reference into this Item 2.03 as if fully set forth herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERSANT CORPORATION

Date: September 24, 2012	By:	/s/ Jerry Wong
Jerry Wong, Chief Financial Officer